UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___ )

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The Honest Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2024

The Honest Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40378	90-0750205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12130 Millennium Drive, #500 Los Angeles, CA		90094
(Address of Principal Executive Offices)		(Zip Code)
(888) 862-8818
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HNST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Creative Officer

On April 9, 2024, the Honest Company, Inc. (the “Company”) announced that Jessica Warren will leave her current role as Chief Creative Officer of the Company effective April 9, 2024 (the “Effective Date”). Ms. Warren will remain on the Company’s board of directors (the “Board”), and will receive director compensation pursuant to the Company’s non-employee director compensation policy.

The Company entered into a separation agreement (the “Separation Agreement”) with Ms. Warren, which, together with her Employment Agreement dated as of April 25, 2021 (the “Employment Agreement”) governs the terms of her separation from the Company. The principal terms of the Separation Agreement are summarized below.

Under the Separation Agreement, which will become effective eight days after it is executed by Ms. Warren, provided it is not revoked by Ms. Warren prior to such date, Ms. Warren will receive the following separation payments and benefits: (i) 12 months of her current annual base salary; (ii) the amount equal to Ms. Warren’s target 2023 annual bonus and a pro-rated annual bonus for 2024; and (iii) the vesting of all of the restricted stock units outstanding and unvested as of the Effective Date. The Separation Agreement contains a general mutual release and waiver of claims pursuant to which Ms. Warren and the Company agreed to release each other and certain other parties from any and all claims, charges, causes of action and damages arising on or prior to their execution of the Separation Agreement, subject to certain excluded claims. Additionally, the Company has a Name and Likeness Agreement with Ms. Warren (the “Name and Likeness Agreement”), which among other things, includes a license for her likeness and imposes various obligations on the Company. As part of the Separation Agreement, the Name and Likeness Agreement terminated as of the Effective Date. In connection with the termination of the Name and Likeness Agreement, the Company agreed to remove licensed property from its website, digital assets, social media and Company-owned or -controlled assets and to discontinue use of packaging materials bearing Ms. Warren’s or Ms. Warren’s family’s name, image, likeness, signature or any other element or attribute of their persona, in each case subject to agreed phase our periods.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On April 9, 2024, the Company issued a press release announcing Ms. Warren’s departure. In this press release, the Company also re-affirmed the full year revenue and adjusted EBITDA outlook communicated in its March 6, 2024 fourth quarter earnings release. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 and the related exhibit are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated April 9, 2024.
10.1	Mutual Separation Agreement and Mutual Release of Claims between Jessica M. (Alba) Warren and The Honest Company, Inc., dated April 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Honest Company, Inc.

Date:	April 9, 2024	By:	/s/ David Loretta
Name: David Loretta
Title: Executive Vice President, Chief Financial Officer

Exhibit 99.1

Founder Jessica Alba to Step Down from Role as Chief Creative Officer at The Honest Company Following a Record Q4 Performance

LOS ANGELES, Calif. – April 9, 2024 – The Honest Company (NASDAQ: HNST), a personal care company dedicated to creating clean- and sustainably-designed products, recently reported record quarterly sales and profits for the fourth quarter of 2023, along with an updated long-term growth vision.

With this growth vision in place and a strengthened business model, the company’s Founder Jessica Alba has determined that now is the right time to depart from her role as Chief Creative Officer, allowing her to shift her creative energy to new endeavors. She continues to provide her support and leadership as a member of Honest’s board of directors.

“As we reimagined the future of the business, we benefited greatly by having insights from our founder, Jessica Alba. A true visionary, Jessica founded Honest with a desire to bring a higher standard for clean ingredients and sustainable design to baby and personal care products,” said Chief Executive Officer Carla Vernón. “I offer our deep appreciation on behalf of the management team, our board of directors and generations of Honest employees for Jessica’s leadership through the years. I am pleased Jessica will remain an advisor in her role as a member of our board of directors. And, as she shifts her focus to exciting new ventures, we will be cheering her on.”

“When I created The Honest Company, I set out to change the consumer product industry and I can proudly say, we did just that,” said Founder, Jessica Alba. “Honest has been a true labor of love for me - one that showed me what’s possible when you infuse purpose into business. While there never would have been an easy time to make this decision, I know we have a leadership team in place to advance my founding vision and protect Honest’s reputation as an industry changemaker. As I transition, I look forward to contributing to the company’s success in my role on the Board of Directors as I redirect my focus on new projects and passions.”

For additional information on Honest’s results and growth strategy, please see the new Investor Presentation available at Investors.Honest.com. The Company re-affirms its full year revenue and adjusted EBITDA outlook communicated in its March 6, 2024 fourth quarter earnings release.

Forward-Looking Statements
This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning Honest’s full year revenue and adjusted EBITDA outlook, growth strategy and long range plan, the advancement of Jessica Alba’s founding vision, and her tenure on the board of directions and contributions to Honest’s future success.

About The Honest Company
The Honest Company (NASDAQ: HNST) is a personal care company dedicated to creating clean-and sustainably-designed products spanning categories across diapers, wipes, baby personal care, beauty, apparel, household care and wellness. Founded in 2012, the Company is on a mission to challenge ingredients, ideals, and industries through the power of the Honest brand, the Honest team, and the Honest Standard.

Honest products are available via Honest.com, leading online retailers and approximately 51,000 retail locations across the United States and Canada. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contact:
Elizabeth Bouquard
ebouquard@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

Exhibit 10.1

MUTUAL SEPARATION AGREEMENT
AND MUTUAL RELEASE OF CLAIMS

THIS MUTUAL SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS (this “Agreement”) is entered into as of April 8, 2024, by and between The Honest Company, Inc. (the “Company”) and Jessica M. (Alba) Warren (“you” or “your”) (each individually a “Party” and together the “Parties”), in consideration for and as a condition to the Company’s agreement to provide you Separation Benefits (defined below) to which you are not otherwise entitled.
1.Termination of Employment. You and the Company mutually agree that your employment with the Company will terminate on April 9, 2024 (“Termination Date”). You understand that, except as otherwise provided in this Agreement, you are not entitled to anything further from the Company, including reinstatement by the Company, or any compensation or benefits of any kind, for any reason, after the Termination Date. For the avoidance of doubt, you remain a member of the Company’s Board of Directors and you will be entitled to receive director compensation pursuant to the Company’s non-employee director compensation policy for your service on the Board of Directors after the Termination Date.
2.Final Paycheck. On the Termination Date, the Company will provide you with a final paycheck that will fully compensate you for all earned wages, including your customary wages and benefits through the Termination Date, less applicable taxes and withholdings. The Separation Benefits described in Section 3 below are in addition to your final paycheck.
3.Separation Benefits. In consideration for entering into this Agreement, and provided that you have (a) executed and returned this Agreement to the Company and not revoked it and allowed it to become effective on or before sixty (60) days after the Termination Date, (b) delivered to the Company all Company property, and (c) have otherwise complied with the terms and conditions set forth in this Agreement, the Company will treat your separation as though your employment had been terminated as an “Involuntary Termination” pursuant to Section 7.1(a) of your Employment Agreement between you and the Company, dated April 25, 2021 (the “Employment Agreement”), and will pay you the following amounts (the “Separation Benefits”):
(a)Cash Payments. The Company will pay you an amount equivalent to twelve (12) months of your current base salary, subject to standard payroll deductions and withholdings (as provided in Section 7.1(a)(i) of the Employment Agreement).
(b)Pro-Rated Bonus. The Company will pay you the approved 2023 Annual Bonus, and the pro rata portion of your 2024 Annual Bonus (as provided in Section 7.1(a)(ii) of the Employment Agreement).
(c)Equity. Notwithstanding the terms of the Employment Agreement, one hundred percent of each of your restricted stock unit awards covering Company common stock that is outstanding and unvested as of the Termination Date (including, for the avoidance of doubt, the restricted stock unit awards granted on February 29, 2024) will vest on the Effective Date (it being understood that forfeiture of any such restricted stock unit awards due to your termination of employment with the Company will be tolled to the extent necessary to implement this Section (c)). For clarity, this vesting acceleration benefit will be in lieu of, and not in addition to, the vesting acceleration benefit set forth in Section 7.1(a)(iv) of the Employment Agreement. Except as otherwise provided herein, your entitlement to and under any outstanding Company equity awards, if any, will be governed by the terms of the stock plan governing such awards, the documents by which such awards were granted to you, along with any amendments thereto, as applicable.

The Company will tender the Separation Benefits to you at the time and in the form provided in your Employment Agreement. For clarity, you agree and acknowledge that any payment you become entitled to receive under Section 3(b) will be paid to you at the same time that the other recipients of an annual bonus receive their bonus for the applicable plan year, but in no event later than March 31, 2025. You further agree and acknowledge that because you do not participate in the Company’s group health plan, you are not eligible to receive the potential severance benefit set forth in Section 7.1(a)(iii) of the Employment Agreement (“Payment of Continued Group Health Plan Benefit”). You acknowledge that the Company has no duty or obligation to provide you the Separation Benefits absent your execution of this Agreement.
4.Name and Likeness License Agreement. The Company and you previously entered into that certain Name and Likeness License Agreement, dated July 20, 2011, as amended by Amendment No. 1, dated May 5, 2023 (collectively, the “Name and Likeness License Agreement”). The Parties hereby acknowledge and agree that (a) notwithstanding anything in the Name and Likeness License Agreement to the contrary, effective as of the Termination Date, the Name and Likeness License Agreement is hereby terminated and shall be of no further force or effect, (b) for the avoidance of doubt, the provisions identified therein as surviving any such termination shall survive (other than Section 9(b) thereof, which is hereby automatically and immediately terminated in full and shall be of no further force or effect), and (c) notwithstanding anything in the Name and Likeness License Agreement to the contrary, the terms of Section 4(g) thereof shall remain in full force and effect (i.e., notwithstanding that the termination of the Name and Likeness License Agreement was not effected pursuant to Section 4(b) thereof) and the Company’s obligations under such Section 4(g) shall also apply, mutatis mutandis, to the Family NIL (it being understood that, notwithstanding the terms of Section 4(g) of the Name and Likeness License Agreement, the “Transition Period” (as defined therein) shall mean a period of 360 days from the Termination Date (the “Packaging Materials Removal Date”) and Section 4(g) shall apply solely with respect to the Packaging Materials). Notwithstanding the foregoing or anything in the Name and Likeness License Agreement to the contrary, beginning on the Termination Date, the Company shall have a period of sixty (60) days to use commercially reasonable efforts to identify all digital assets (whether owned or controlled by the Company or by third parties) that bear the Property or the Family NIL (the “Audit Period”). Commencing on the Termination Date, as soon as reasonably and commercially practicable, and in any event within 180 days following the conclusion of the Audit Period (the “Digital Materials Removal Date”), the Company shall remove the Property and the Family NIL from its home page, principal landing pages, product display pages and any and all other Company-owned or -controlled assets (other than Packaging Materials); provided, that any use by the Company of the Property during such period shall be (i) solely with respect to any such home pages, principal landing pages, other product display pages and other Company-owned or -controlled assets that bear the Property and/or the Family NIL as of the Termination Date and were approved by you pursuant to the terms and conditions of the Name and Likeness License Agreement and (ii) subject to the terms and conditions of the Name and Likeness License Agreement; and provided, further that, commencing on the Termination Date, the Company will use reasonable and commercially practicable efforts to request removal of the Property and the Family NIL from any and all assets owned or operated by third parties, including customers and suppliers of the Company. In the event of an incidental use of the Property or Family NIL following the Packaging Materials Removal Date or the Digital Materials Removal Date of which you provide Company with written notice (email being sufficient for such purposes), the same shall not constitute a breach of this Section 4 so long as the Company thereafter, with respect to Company-owned or -controlled assets, remedies the same as soon as reasonably practicable, and in any event within fourteen days, of such notice, and with respect to any and all assets owned or operated by third parties, uses reasonable and commercially practicable efforts to remedy the same as soon as practicable. The terms “Property” and “Packaging Materials” shall have the meaning given to them in the Name and Likeness License Agreement. For the purposes hereof, the term “Family NIL” shall mean your family members’ (including your spouse’s or children’s) name, nickname, alias, image, likeness, voice signature, photograph, or any other element or attribute of their persona, identity or personality.
5.Ownership of the Property and the JA Marks. The Company hereby acknowledges and agrees that, as between the Parties, notwithstanding anything to the contrary in the Confidential Information and Invention Assignment Agreement between the Company and you dated April 26, 2021 (the “CIAIA”) or the Name and Likeness License Agreement, all right, title and interest in, to and under the Property and the JA Marks (as defined in Section 6), including any and all intellectual property and proprietary rights therein and thereto (including any and all patents, Trademarks (as defined in Section 6), copyrights, trade secrets, trade dress, industrial designs, and any and all improvements, additions and changes thereto, and any and all goodwill relating to any of the foregoing) (collectively, the “JA Rights”), in existence as of the Termination Date or which may exist in the future, are solely and exclusively owned by you. The Company hereby irrevocably assigns, conveys, delivers and transfers to you all of its right, title and interest in, to and under the JA Rights. The Company shall, at its sole cost and expense, execute all documents and take all other actions as you may request that may be reasonably necessary to effect the foregoing.

6.Trademarks.
(a)Subject to Section 6(b), you, on behalf of yourself and your successors and assigns, hereby acknowledge and agree that, on and after the Termination Date, you shall not contest, oppose or otherwise challenge any use of the Honest Marks by the Company or seek to deny the validity, enforceability or ownership of the Honest Marks, in each case, in connection with the Company Business.
(b)The Company, on behalf of itself and its affiliates and its and their respective successors and assigns, hereby acknowledges and agrees that, on and after the Termination Date, the Company shall not, and shall cause its affiliates not to, contest, oppose or otherwise challenge any use of any JA Marks by you (or any person or entity acting directly or indirectly on your behalf or at your direction, as applicable) (collectively, “You”) or seek to deny the validity, enforceability or ownership of the JA Marks, in each case, in connection with the JA Businesses.
(c)(i) The Company may assign or transfer any of its right, title or interest in or to any Honest Mark, and the benefits received by the Company under this Section 6 in connection with such Honest Mark; and (ii) you may assign or transfer any of your right, title or interest in or to any JA Mark, and the benefits received by you under this Section 6 in connection with such JA Mark; provided, that, in the case of the foregoing clauses (i) and (ii), the applicable assignee or transferee agrees in writing to be bound by the terms and conditions of this Section 6 and any assignment or transfer in violation of the foregoing shall be deemed null and void ab initio. Each Party hereby agrees to be bound by the terms and conditions of this Section 6 with respect to any such assignee or transferee mutatis mutandis.
(d)For purposes of this Section 6, (i) “Company Business” means the business of the Company as conducted prior to and as of the Termination Date, including without limitation any promotion or marketing of the products or services of such business through any media, entertainment, television, film, production, news, documentary, program, publication, book, social media, podcast, live event, or any other form of media now known or hereinafter devised, (ii) “Honest Marks” means any Trademark containing or comprising “Honest” (other than the JA Marks), (iii) “JA Businesses” means any media, entertainment, television, film, production, news, documentary, program, publication, book, social media, podcast or live event, or any other form of media now known or hereinafter devised, (iv) the “JA Marks” means the Trademarks “Honest Pictures,” “Honest Productions,” and “Honest Renovations” and (v) “Trademark” means any trademark, service mark, trade dress, logo, domain name, social media identifier or account, trade name, service name, brand name, corporate name or other source identifier, and any and all goodwill relating to any of the foregoing.
(e)The Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby grants you an exclusive (except as to the Company), perpetual, irrevocable, royalty-free, fully paid up, sublicensable license to use the “Honest Life” Trademark in North America to develop, make, have made, use, sell, offer to sell, lease, import, commercialize and otherwise exploit any and all products, services and content in the field of the JA Businesses. As between the parties, you shall have the first right, but not the obligation, to bring a suit or take any other action in connection with any infringement, misappropriation or other violation of the “Honest Life” Trademark and to defend any action with respect to the “Honest Life” Trademark at your expense and by counsel of your own choice, in each case, in North America in the field of the JA Businesses. In the event you bring a suit or take any other action in accordance with the foregoing, the Company shall reasonably cooperate, including, if required to bring or maintain any such suit or action, the furnishing of a power of attorney or being named as a party to or joining any such suit or action. The foregoing license is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. The parties hereby acknowledge and agree that you shall retain and may fully exercise all of your rights and elections under the United States Bankruptcy Code.
(f)Notwithstanding anything herein to the contrary, the provisions of this Section 6 shall survive and continue in full force and effect in perpetuity.
7.Mutual Release.
(a)In consideration of the Separation Benefits set forth in Section 3 above, you and anyone and any entity claiming through you, including but not limited to, your heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and each of its respective past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest (in each case in their capacity as such), as well as each of their past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest (in each case in their capacity as such), jointly and severally (referred to collectively hereafter as the “Releasees”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as “Claim” or “Claims”), which you have at any time owned or held up to and including the date you sign this Agreement, including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (i) your employment or business relationship with the Company or the termination of such employment or business relationship with the Company; (ii) any act or omission by or on the part of any of the Releasees related thereto; (iii) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, failure to prevent discrimination, harassment or retaliation of any kind; (iv) any alleged violation of the California Labor Code, applicable California Wage Order, Age Discrimination in Employment Act (“ADEA”), Fair Labor Standards Act or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; (v) breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, trespass, conversion, interference with prospective economic advantage, invasion of privacy; (vi) any federal, state or local law regulating compensation, wages, hours, bonuses, commissions, overtime, benefits, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, paid time off (PTO), penalties, interest or damages; and (vii) any Claim for attorneys’ fees, costs or expenses relating to any of the foregoing. Notwithstanding the foregoing, your release does not apply to (A) any Claim that cannot be released as a matter of law, (B) any Claim to the payments and benefits under this Agreement, (C) your right to indemnification, reimbursement or advancement of expenses under the provisions of the governing documents of the Company or any of its subsidiaries, or under any directors’ and officers’ liability insurance policy maintained by the Company or any of its subsidiaries, (D) your rights as an equity or securityholder of the Company, or (E) any such future Claims that arise after the date you sign this Agreement, including without limitation, any Claim for breach of this Agreement or the Name and Likeness License Agreement or other future Claim (notwithstanding Section 9(b) of the Name and Likeness License Agreement) for defamation, invasion of rights to privacy, appropriation of privacy, infringement of rights of publicity or personality, violation of privacy rights or rights of publicity, intrusion, false light or public disclosure of private facts, or any similar matter, or based upon or relating to use or exploitation of the Property.
(b)You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or Claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(c)In consideration of the execution of this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed the Releasees release you and anyone and any entity it can claim through you, including but not limited to, your heirs, administrators, successors in interest, assigns and agents from any and all Claims, which the Company, any of its subsidiaries or any of its affiliates have at any time owned or held up to and including the date the Company signs this Agreement including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (i) your employment or termination of employment with the Company; (ii) any act or omission by or on the part of you related thereto; (iii) any Claim for violation of any federal, state or local law or regulation; (iv) any breach of any express or implied employment contract or agreement, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, trespass, conversion, interference with prospective economic advantage, invasion of privacy; and (vi) any Claim for attorneys’ fees, costs or expenses; provided, however, that this release shall not extend to: (1) any Claims arising after the date this Agreement is signed, including without limitation any Claims for breach of this Agreement; (2) Claims for breach of fiduciary duty or other willful misconduct; (3) Claims arising, or which first become known to the Company’s Board of Directors or its executive leadership team, after the date this Agreement is signed for breach of your obligations under the CIAIA or the Name and Likeness License Agreement; and (4) any Claim that cannot be released as a matter of law.
8.Release of Unknown Claims. The mutual release in Section 7 of this Agreement is intended to be a full and final release covering all suspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission prior to the date that the Parties sign this Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the Parties to this Agreement, or any matters described in Section 7 above. The Parties and on behalf of anyone or any entity claiming through the Parties, waive any and all rights or benefits which the Parties may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, the Parties expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all Claims which the Parties do not know or suspect to exist in either of the Parties’ favor against the other Party up to and including the date that the Parties sign this Agreement expressly contemplates the extinguishment of all such Claims.
9.Covenant Not to Sue; No Workplace Injury. The Parties acknowledge and agree that each Party has not and will not directly or indirectly institute or assist in any legal action against the other Party based upon, arising out of, or related to any Claims released herein. Each Party has not and will not directly or indirectly assist or encourage and/or solicit any third party to institute or continue any legal action against the other Party. You acknowledge and agree that you have not sustained any workplace injury of any kind during your employment with the Company, and that you do not intend to file any claim for or seek any workers’ compensation benefits.
10.Confidentiality. You acknowledge that, during the term of your employment by the Company, you have had access to and possession of Confidential Information (as defined in the CIAIA), and that following the Termination Date, you must continue to comply with the terms of the CIAIA.
11.Protected Activities. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) otherwise limits or restricts your ability to engage in other legally protected activity (subject to the release of claims set forth herein).

12.Non-Solicitation. You acknowledge and agree that following the Termination Date, you must comply with Section 6 of the CIAIA.
13.Mutual Non-Disparagement. You agree that, at all times following the Termination Date you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements, that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of its employees, officers or directors, unless otherwise required or permitted by law, made by you to the Company while you serve as a member of the Company’s Board of Directors or in any advisory capacity or reasonably necessary to enforce your rights. The Company agrees that it will not issue any press release or any Company-issued or sanctioned public statement, and it will instruct its current directors and officers not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements, that in either case defame, disparage or in any way criticize your personal and/or business reputations, practices or conduct regarding your prior relation with, or service to, the Company, unless otherwise required or permitted by law or made by such person(s) to the Company in their capacity as an officer and/or director of the Company. On the Termination Date, you and the Company agree to limit any public statements to be consistent with any agreed press release; provided, that you and the Company’s directors and officers, respectively, shall not be bound by such obligations in the event of the other Party’s breach of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 13 shall prohibit you or any other person from engaging in any activities set forth in the Protected Activities section of this Agreement.
14.Reservation of Rights. Notwithstanding anything in this Agreement, the CIAIA or the Name and Likeness License Agreement to the contrary, in no event shall anything in this Agreement, the CIAIA or the Name and Likeness License Agreement prevent, restrict, limit or prohibit You, either directly or indirectly through any third person or entity, from describing, portraying or otherwise commercializing or exploiting your life story (or authorizing or licensing the same), including as it relates to your founding, operation of, employment with, or exit from the Company, in each case, in any medium now known or hereafter developed, including in connection with any media, entertainment, news, documentary, program, television, film, publication, book, production, podcast or live event.
15.Reference as Founder. Notwithstanding anything in this Agreement, the CIAIA or the Name and Likeness License Agreement to the contrary, (a) in no event shall anything in this Agreement, the CIAIA or the Name and Likeness License Agreement prevent, restrict, limit or prohibit either Party, either directly or indirectly through any third person or entity, from describing, portraying or otherwise referring to yourself as the founder of the Company and (b) to the extent the Company intends to refer to you or to its “founder” in any press release, marketing materials or other public statement, the Company shall (i) refer to you as the founder of the Company and (ii) provide you with a reasonable opportunity to review and approve such press release, marketing materials or other public statement in advance and shall reflect any good faith comments made by you with respect thereto; provided that the Company shall not be required to provide you with an opportunity to review and approve any press release or other public statement that merely provides factual, historical information about the Company’s founding or history in an incidental manner, unless such press release or other public statement is used or intended to be used primarily for product marketing or similar commercial purposes.
16.Surrender and Return of Company Property. You represent and warrant that to your knowledge any material proprietary items have been returned to an authorized officer of the Company or otherwise removed from your possession, including but not limited to, any computer hardware or software, credit cards, key cards, cellular phones, any books or manuals issued by the Company and any other Confidential Information (including, without limitation, all copies or reproductions of such documents or materials, computer disks, backup copies, and other forms of electronic storage media), and that you have not retained any copies thereof.
17.Termination of Other Agreements. Subject to Section 4, the Parties hereby acknowledge and agree that any and all agreements, contracts, licenses, waivers, consents, approvals or other similar arrangements between the Company or any of its affiliates, on the one hand, and you, on the other hand, shall hereby automatically and immediately terminate and be of no further force and effect, in each case, notwithstanding anything to the contrary therein; provided, that, for the avoidance of doubt, the provisions identified therein as surviving any such termination shall survive in accordance with the terms and conditions thereof.

18.Severability. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect.
19.Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
21.Dispute Resolution. Any and all disputes arising out of or in connection with this Agreement, or the breach thereof, shall be construed, arbitrated and finally resolved by and in accordance with the rules and procedures of JAMS for employment matters, pursuant to the agreement to arbitrate set forth in your Employment Agreement. You and the Company agree to share equally the payment of all administrative fees and costs for JAMS (including the arbitrator’s fees), except as may be required by law. The judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that each Party will have a right to seek injunctive or other equitable relief in a court of law. The place of the arbitration shall be Los Angeles, California.
22.No Admission. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of you or the Releasees, nor will it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
23.Acknowledgment. You acknowledge that you have read this Agreement, fully understand the contents of this Agreement, freely, voluntarily and without coercion enter into this Agreement, and are signing it with full knowledge that it is intended, to the maximum extent permitted by law, subject to the terms and conditions of Section 7, as a complete release and waiver of any and all claims you may have against the Company.
24.Cooperation Agreement. You agree to cooperate with the Company in connection with any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including (without limitation) your meeting with the Company’s counsel and/or advisors at reasonable times, upon their reasonable request, and providing written statements or live testimony (in court or at depositions) that is truthful, and complete in accordance with information known to you; provided that the Company shall (a) seek to minimize interruptions to your personal and work schedule at such time; and (b) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses, including reasonable attorneys’ fees.
25.Entire Agreement. This Agreement contains all of the terms, conditions, promises, representations and understandings between the Parties with respect to its subject matter, and supersedes any previous written or oral agreements between the Parties with respect to its subject matter. This Agreement cannot be modified except by a writing signed by you and an authorized officer of the Company.
26.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission, so long as the sender of such email does not receive a “bounceback” message) and shall be given,
If to the Company, to:
The Honest Company
12130 Millennium Drive, Ste. 500
Los Angeles, CA 90094
Attention: Brendan Sheehey
Email: bsheehey@thehonestcompany.com
With copy (which shall not constitute notice) to:

Cooley LLP
1333 2nd St., Ste. 400
Santa Monica, CA 90401
Attention: C. Thomas Hopkins
Email: thopkins@cooley.com
If to you, to:
Jessica M. (Alba) Warren
Email: [***]
With copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Evan Rosen
Email: evan.rosen@davispolk.com

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Remainder of Page Intentionally Left Blank

Dated: April 8, 2024		/s/ Jessica Warren
Employee Signature
Jessica Warren
Printed Employee Name

Dated: April 8, 2024		THE HONEST COMPANY, INC.
	By:	/s/ Carla Vernón
Carla Vernón
	Its:	Chief Executive Officer